UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	October 26, 2004

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.
(Exact name of registrant as specified in its charter)

Washington	000-13468	91-1069248
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1015 Third Avenue, 12th Floor, Seattle, Washington	98104
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(206) 674-3400

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.  Regulation FD Disclosure.

The following information is included in this document as a result of Expeditors’ policy regarding public disclosure of corporate information.   Answers to additional inquiries, if any, that comply with this policy are scheduled to become available on or about November 5, 2004.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS UNDER SECURITIES LITIGATION REFORM ACT OF 1995; CERTAIN CAUTIONARY STATEMENTS

Certain portions of this document including the answers to questions 1, 2, 4, 5, 11, 13, and 15, contain forward-looking statements which are based on certain assumptions and expectations of future events that are subject to risks and uncertainties.  Actual future results and trends may differ materially from historical results or those projected in any forward-looking statements depending on a variety of factors including, but not limited to, changes in customer demand for Expeditors’ services caused by a general economic slow-down, inventory build-up, decreased consumer confidence, volatility in equity markets, energy prices, political changes, or the unpredictable acts of competitors.

SELECTED INQUIRIES RECEIVED THROUGH OCTOBER 15, 2004

1.             What is the timing, as you understand it, for the introduction of additional ocean capacity during 2005 and 2006 in Asia and Europe?

Speculation over the timing of this new capacity is probably slightly less predictable than the current U.S. presidential election, and undoubtedly much more interesting.   What we do know is that the additional capacity will come.  The new ships are currently being built.

We also know that the steamship companies appear to have become much more efficient in terms of managing excess capacity.  What we are trying to say here is that in our view the new capacity will be introduced and deployed in such a manner and at such time as they believe it in their best interest to do so.   The sugary bilingual lyrical advice of Doris Day from the 1956 film “The Man Who Knew Too Much” would fit in about here.

2.             Is there any threat from the many potential bankruptcies of the major airlines in the U.S. to current airfreight capacity?

As we have said before in answer to this sort of question, the threat from an air carrier bankruptcy would only come in the event the company filed for Chapter 7 liquidation and suspended all further operations.  In these cases, the planes are parked on some remote desert airstrip after the court has tossed the keys to the friendly bankers or leasing company.  For better or worse, even when these liquidation type bankruptcies have occurred, the good equipment typically does not stay parked for long.

Lenders and Lessors can be counted on to resort to what we could call “The Banker’s First Law of Financial Desperation,” which translated into lay terms means “some” is always preferable to “none” and this is particularly true when “none” is the only immediate alternative.  So worst case, a couple of bust-out pilots with a gleam in their eyes, pin-striped financial advisor in tow, would get to implement a business plan that was still warm from the photocopy machine and “off they go into the wild blue yonder…”.

3.             In a recent Expeditors newsflash you stated that Lufthansa has not increased their fuel surcharge despite the fact that their Cargo Fuel Index indicates rates should go up.  Have other carriers that use the same index followed suit in holding off rate increases?  Do you have any insight into why they have made such a move?  And have you sensed any other weaknesses in carrier rates that may benefit your gross yields?

In fairness, this is a question that was submitted in early September 2004.  With the sharp increases in fuel prices before and after you asked this question, the only thing that can be said about Lufthansa, and every other carrier for that matter, is that their rates had to go up and they have.  We’re not particularly privy to the entire thought process that goes into the timing of these increases we just know that they are a fact of life and we pass them on.

Finally, we aren’t in the energy production business and we are therefore not anticipating any kind of gross yield benefit from these carrier price increases, we’re just hoping to maintain position.  If our costs increase and assuming we can successfully pass this cost forward, our yields would by definition decrease to some extent even though we stayed in the same place economically.

4.             Considering recent extended delays at the ports of Long Beach and Los Angeles, have you experienced any material shift towards airfreight from ocean freight?

As of mid-October 2004, we have seen nothing that we are willing to declare as any sort of trend.  However, if the turmoil surrounding the west-coast land bridge service (ocean with follow-on rail into the heartland) continues, we might expect to see some kind of noticeable shift in the later stages of the fourth quarter.   However, our focus is on moving what we have rather than speculating about congestion that has yet to materialize.

To focus on the sensitivities here, there is a vast disparity in the amount of cargo moving via airfreight as opposed to ocean.  As we pointed out a couple of years ago now, a 747-400 freighter can carry the equivalent of 8 to 10 forty foot containers from Asia to North America while a typical ocean vessel can carry 2,000 to 2,500 such containers.  In short, it does not take much ocean cargo to overwhelm the entire airfreight system — once that happens the balance of the cargo just has to work its way through a growing ocean queue.

5.             Is the new PierPass off-peak hours operations plan going into effect at LA and Long Beach this November expected to impact Expeditors directly?  Even if costs are passed through to the shipper, are there any temporary costs that might be paid by Expeditors during transit through the ports?

The PierPass initiative would extend port operating hours to cover nights and weekends and charge all cargo interests with cargo moving through the port a fee (20 dollars for a twenty footer and 40 dollars for a forty foot container) to defray the costs of extended operation.  Those consignees who elected to use the port during the extended hours would receive a refund of the applicable PierPass fee.  We do not expect any material impact from this private sector initiative to fend off local governmental action.

6.             Due to recent congestion at the West Coast ports, and with continued poor rail service levels out of Southern California, have a material number of your clients shifted Asian ocean freight volumes with West Coast destinations to the East Coast?

There are East Coast customers who have requested all-water service and this is nothing new.  The customers do this in order to save money and avoid congested West Coast ports at the cost of additional transit time that an all-water route generally supplies.  There is not the flexibility to switch between West Coast and East Coast ports as the East Coast service has been fully booked throughout 2004.

When new capacity has been added it has been new large ships calling on West Coast ports which increases port congestion and does nothing to bring additional capacity to the East Coast situation.

7.             What impact, if any, did recent hurricanes in the Caribbean have on Expeditors operations and customer volumes?

Things actually went well for us.  We did have some minor inconveniences, but basically we were able to service our customers’ needs in a reasonable manner considering the unusual circumstances.

8.             Our industry conversations suggest that some major retailers may have shipped ocean product earlier than “normal” given the concerns over the congested ports and railroads?  Does Expeditors have any further evidence to support this idea?  Can you discern whether the international airfreight product is benefiting from these various congestion points?  Could you comment in general on the airfreight charter use thus far in the second half of 2004?

We have seen similar commentary in the trade press, but we cannot really comment as to whether or not there is some sort of a trend.  However, we are not sure this is meaningful information since we are not sure we would be in a position to evaluate a potential trend until some later date when the shooting is done and we have some results to compare.

9.             Has Expeditors continued to maintain (on a same lane basis) relatively consistent third quarter 2004 net revenue per shipment levels with ocean shipments? With airfreight shipments?  As you look across a longer historical period of time, has the net revenue per shipment remained relatively consistent?

Net revenue per shipment for ocean shipments is down in 2004 over the prior year while net revenue for air shipments was very consistent through the first three quarters of 2004.

10.          How does overall demand compare with internal expectations?

Actually, surprisingly close through August and September of 2004.   Volumes were a little higher than anticipated, but as is often the case with higher volumes, yields were somewhat lower than we would otherwise have predicted.  All in all, we’re quite pleased with how things shaped up through September.

11.          Recognizing that capacity is always more scarce at this time of year, I was wondering if you could characterize the capacity trends that you are experiencing through the peak season to date in both the air and ocean lanes?  How does this compare to years past?

In short and as of mid-October 2004, there seems to be a lot of freight out there.  Ocean freight volumes and airfreight tonnages are up substantially over the prior year and so far, we are experiencing just about what we would expect to see.

12.          Have you noticed a shift in the mode preferences of shippers?  How many containers (measured in TEU or twenty foot equivalent units) does Expeditors handle in a given year?  Are these statistics available for the past five years?

We have not noticed enough of a shift to declare a trend, but we have experienced a few requests and some shifts from ocean to air for compatible commodities.

In 2003, we handled approximately 211,000 containers as an NVOCC, measured by FEU (forty foot equivalent units) moving worldwide.  Simple math would make this 422,000 TEU, but we don’t count that way.  As of September 30, 2004, we have handled 197,000 FEU, a 27% year-over-year increase over the 155,000 FEU moved in the same nine months of 2003.

13.          Has there been an increased need for aircraft charters out of Asia at this point?  Given the environment, would you anticipate that the impact on your net revenue margins would be more typical or similar to that experienced during and in the wake of the lockout at the West Coast ports a few years ago.

During the third quarter of 2004, we had 30 charters, compared with 21 charters for the same quarter of 2003, an increase of nearly 43%.   During the fourth quarter of 2003, we had what we thought at the time was very strong charter demand given the absence of a labor disruption of any sort.  With the expansion of outbound air slots allowed out of Asia this year, we do not anticipate the same need for charter operations during the fourth quarter as we did during 2003.

As to margins, we do not anticipate anywhere near the positive increase in net revenue yields that we experienced in the last several months of 2002 as a result of the West Coast port labor disruption.

14.          I’m working on a column about shareholder communication; it will feature your 8-Ks, along with some examples (both good and bad) from some other companies.  I called Expeditors last week, left a message that I had a few quick questions, but didn’t hear back from anyone.  I know, and actually respect the fact, that you guys have better things to do than return calls from reporters.  But it might be a good idea for you at least to fact-check a couple of statements I am making, just to make sure I am not making any major mistakes.  Here goes:

Wait just a minute.  Before you start asking your questions, we want to say that we know that this answer comes late — perhaps too late to be of any benefit to your article.  As an aside, a syndicated version of something like what you are talking about actually appeared in a local Seattle paper on Sunday, October 24, 2004.   While we know you did not write it, we have some observations anyway.

The thrust of that article dealt with conference calls (“great quarter guys” is a common preface to questions on the calls we have heard) and the risks to analyst coverage from not hosting a quarterly event.   Our 8-K’s were mentioned toward the end of that article as an example of an alternative approach.

As far as we know, we are still the only company that has elected to approach Regulation FD in a written question and answer format.  We did not take this approach because we thought it would be easy, although we greatly underestimated the amount of time that this effort would actually take, but rather we did it because this seemed to us to be the only way to put everyone on the same footing.

If fair disclosure means letting everybody access information simultaneously, how could this obligation be met in an environment where only professional stock analysts could participate?  If the information companies were going to give out was meant to be meaningful, how could spontaneous answers in a conference call always supply thoughtful and factual responses?  And yes, as that article pointed out, not every conference call questioner has a pure heart — there are shorts out there who wouldn’t mind making the stock drop during a conference call if they could.

So, we don’t do conference calls.  Instead we do 8-K’s on a fairly regular basis because everybody gets an equal shot at asking a question and everybody gets an equal chance to read our best effort at answering the questions we publish.  And we answer the vast majority of the questions we receive.  We don’t require names or fancy corporate affiliations, and for all we know our competition has asked a question or two along the way.  We are certainly reminded often enough that they are among our most faithful readers.

As to how our refusal to sponsor conference calls has affected our analyst coverage, we don’t think it has.  This was a point that was not covered in the recent syndicated article, but we thought that our shareholders would like to know we think about this sort of stuff.   In fact, the recent articles were not the first time we have come to the attention of the mainstream press.

Finally, let us say that we think the most meaningful answers we have supplied have come from questions submitted by individual investors who had no idea that they were asking anything remotely important.   In the end the answers cannot really be much better than the questions they seek to address.

A) In your 8-Ks, are all the answers written by CEO Peter Rose, or is he just one of several executives who answer the questions?  Put another way, who is primarily responsible for writing most of the answers?

We have elected not to answer this question several times before.  Just as we don’t publish the name of the individual who wrote a particular question, we allow the author of a particular answer the same privilege.

It is our view that the exact identity of any particular author is not important. What is important is that management at Expeditors takes the time to respond to queries from shareholders and other interested parties and everybody has the same access to the answers.

Input for our responses come from geographical and product managers.  Two signatures appear on each 8-K and Mr. Rose’s is certainly one, but this is an SEC requirement.  These days, what else is relevant?

B) Does Expeditors ever hold conference calls or webcasts for analysts?

No, as we have written earlier in this 8-K and in others, we regard the conference call as a waste of time and effort, both from the perspective of management and for the folks who listen to them.  We also believe that what we are doing is a vastly superior method of honoring both the spirit and the letter of Regulation FD.

C) Do the 8-Ks answer all the questions received by the IR department, or just a selection of them?  If it’s only a selection, how do you weed out the questions to which you will not provide answers?

First, and for the record, we do not have an IR department, finding investor relations slightly less useful than we find conference calls.  As the title to the 8-K indicates, our answers are “selected inquiries” to the questions we receive.   We would like to think that the process reflects sound editorial judgment, but as non-professionals we hesitate to say this for fear it is an oxymoron.

We do try to provide an answer to all questions received.  There are two exceptions: 1) we often receive redundant questions and generally pen a single answer to the first question encountered on the topic; and 2) there are questions that ask for information we won’t provide.  When we have no answer we are willing to publish, the question is unlikely to see the light of day.  We do occasionally make exceptions to these two simple cases where there is a valid instructional point to be made.

D) Did Expeditors provide this kind of question and answer communication before Regulation FD went into effect?

No.

15.          I was wondering if you would provide some information related to operations in India. Does the company have a meaningful presence in India? Do you see India as a significant growth opportunity, and if so, what actions are you taking to capitalize on that growth? Can you reveal what percentage of gross revenues, net revenues, and operating income are related to your India offices?

As of mid-October 2004, we have four offices in India: Delhi/New Delhi, Mumbai (formerly known as Bombay), Chennai (formerly known as Madras) and Bangalore (still referred to as Bangalore as of this writing).  We have a sales office in Hyderabad and we are represented by a third party in Calcutta (also known as Kolkata).

India, with a total population of over one billion people and a growing middle class that currently exceeds 200 million, presents a significant growth opportunity for Expeditors.  We continue to invest in people, systems and marketing to assist us to grow in this critical market.

While we don’t disclose any country specific financial information at this point in time, suffice it to say that we’re very pleased with our progress and our profitability in India.  We know we have come a long way on a journey that is just beginning.

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.

October 26, 2004	/s/ PETER J. ROSE
Peter J. Rose, Chairman and
Chief Executive Officer

October 26, 2004	/s/ R. JORDAN GATES
R. Jordan Gates, Executive Vice President-
Chief Financial Officer and Treasurer